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                                                                    Exhibit 16.1


[PRICEWATERHOUSECOOPERS LOGO]

                                                      PRICEWATERHOUSECOOPERS LLP
                                                      100 East Broad Street
                                                      Suite 2100
                                                      Columbus OH 43215-3671
                                                      Telephone (614) 225 8700
                                    July 24, 1998     Facsimile (614) 224 1044


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by BANC ONE CORPORATION (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of July 1998. We agree with the statements concerning our Firm in such Form 8-K.


                                             Very truly yours,

                                             /s/ PricewaterhouseCoopers LLP

                                             PricewaterhouseCoopers LLP
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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Banc One Corporation ("Banc One") and First Chicago NBD Corporation ("FCNBD") announced plans to merge on April 13, 1998. Banc One has historically engaged Coopers & Lybrand LLP, now PricewaterhouseCoopers LLP ("PwC") as its certifying accountant while FCNBD has historically engaged Arthur Andersen LLP ("AA"). The combination is structured as a merger of equals and decisions are being made relative to geographic location, business structure, products and employees in ways that do not favor either of the merging entities. Accordingly, a process was established to select between PwC and AA as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to the Banc One Audit Committee on July 20, 1998. The Banc One Audit Committee approved the selection and so reported to the Banc One Board of Directors on July 21, 1998.

         The reports of PwC on the financial statements of Banc One for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with its audits for the two most recent fiscal years and through July 21, 1998, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

         Banc One has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated July 24, 1998, is filed as Exhibit 16.1 to this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number              Description
--------------              -----------

    16.1 A letter from PwC addressed to the Commission stating their agreement with the comments noted in
                            Item 4.